Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Rasna Therapeutics, Inc.

New York, United States of America

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 16, 2016, relating to the financial statements of Rasna Therapeutics, Inc, which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s significant transactions and relationships with certain related parties.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO LLP

BDO LLP

London, United Kingdom

April 6, 2018